Exhibit 99.1

Company Contact:	Investor Relations Contacts:
John Oakley	Lippert / Heilshorn & Associates
CFO	Kirsten Chapman/ Tim Dien
Flanders Corporation	tdien@lhai.com
(252) 946-8081	(415) 433-3777

Flanders Corporation Agrees to Acquire Certain Assets from

Wildwood Industries, Inc.

WASHINGTON, NC – May 27, 2009 – Flanders Corporation (NASDAQ: FLDR) has agreed to acquire certain assets from Wildwood Industries, Inc. for $3.6 million in cash pending the filing of the judge’s order to the Bankruptcy Court for the Central District of Illinois, which is expected to be filed on May 27th. Flanders will retain the furnace filter equipment and inventory and will immediately sell the unrelated assets to R.P.S. Products, Inc. for $2.2 million in cash.

Flanders Corporation’s Chairman, president and CEO Harry Smith, said: “As reported, during our first quarter conference call, our business is quite solid, and we are well positioned as we head into our busy summer season. We intend to opportunistically add capacity to service our growing customer base and believe this acquisition strengthens Flanders as the largest U.S. producer of air filtration products. With our expertise, we expect to effectively leverage these assets and add value to our company.”

Safe Harbor Statement:

The statements made in this press release regarding Flanders (1) business being solid, (2) being well positioned heading into its busy summer season, (3) opportunistically adding capacity to service its growing customer base and (4) belief that this acquisition strengthens Flanders as the largest U.S. producer of air filtration products. For a more detailed discussion of risk factors that may affect Flanders' operations, please refer to the Company's Form 10-K for the year ended December 31, 2008 and the Form 10-Q for the period ended March 31, 2009. These forward-looking statements speak only as of the date on which such statements are made, and the Company undertakes no obligation to update such forward-looking statements, except as required by law.

About Flanders

Flanders is a leading air filtration products manufacturer. Flanders' products are utilized by many industries, including those associated with commercial and residential heating, ventilation and air conditioning systems, semiconductor manufacturing, ultra-pure materials, biotechnology, pharmaceuticals, synthetics, nuclear power and nuclear materials processing. For further information on Flanders and its products, visit its web site at http://www.flanderscorp.com/ or contact Kirsten Chapman or Tim Dien at (415) 433-3777.